UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 14, 2013

KOSMOS ENERGY LTD.
(Exact Name of Registrant as Specified in its Charter)

Bermuda	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House 2 Church Street Hamilton, Bermuda	HM 11
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +1 441 295 5950

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On February 14, 2013, Kosmos Energy Ltd. (the “Company”), in connection with a registered underwritten public offering of its common shares (the “Offering”), entered into an underwriting agreement (the “Underwriting Agreement”) with certain shareholders of the Company (the “Selling Shareholders”) named therein and Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as representatives of the underwriters (the “Underwriters”) named therein, pursuant to which the Selling Shareholders agreed to sell to the Underwriters an aggregate of 30,000,000 common shares at a net price of $10.5875 per share. In addition, pursuant to the Underwriting Agreement, the Underwriters were granted an option, exercisable within 30 days, to purchase up to an additional 4,500,000 common shares on the same terms and conditions to cover over-allotments, if any. The Company will not receive any proceeds from the sale of the common shares by the Selling Shareholders.

A copy of the Underwriting Agreement is contained in Exhibit 1.1 hereto, which exhibit is incorporated by reference into this Item 1.01. The above description is qualified in its entirety by reference to such exhibit.

A copy of the Underwriting Agreement has been included to provide security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or the Selling Shareholders. The representations, warranties and covenants contained in the Underwriting Agreement were made solely for purposes of the Offering and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Underwriting Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Blackstone Advisory Partners L.P., an affiliate of The Blackstone Group,  L.P., is one of the Underwriters of the Offering.  As of December 31, 2012, certain funds affiliated with The Blackstone Group,  L.P. (which participated in the offering as Selling Shareholders, among others) owned, directly or indirectly, 126,310,180 of the common shares, representing approximately 32.50% of the common shares then outstanding. Certain funds affiliated with The Blackstone Group,  L.P. will sell 12,335,939 common shares in the Offering. After giving effect to the Offering (based on share ownership as of December 31, 2012 and assuming no exercise of the underwriters’ over-allotment option), certain funds affiliated with The Blackstone Group,  L.P. will own, directly or indirectly, 113,974,241 common shares, representing approximately 29.32% of the common shares outstanding.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, its affiliates and the Selling Shareholders, for which they received or will receive customary fees and expenses. For instance, affiliates of certain of the Underwriters are lenders under the Company’s commercial debt facility and revolving credit facility. In addition, David I. Foley and Prakash A. Melwani, two of the Company’s eleven directors, are senior managing directors of The Blackstone Group L.P., of which Blackstone Advisory Partners L.P. is an affiliate. In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve the Company’s securities and/or its instruments. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Item 8.01.                                        Other Events.

On February 14, 2013, the Company announced that the Selling Shareholders had priced the Offering. The Offering is expected to close on the date hereof subject to customary closing conditions.  In connection with the Offering, the Company is filing the opinion of Conyers Dill & Pearman Limited as part of this Current Report on Form 8-K.  The opinion of Conyers Dill & Pearman Limited (including the consent of Conyers Dill & Pearman Limited) is contained in Exhibit 5.1 hereto, which exhibit is incorporated by reference into this Item 8.01.

Item 9.01                                           Financial Statements and Other Exhibits

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated February 14, 2013.
5.1	Opinion of Conyers Dill & Pearman Limited
23.1	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 21, 2013

KOSMOS ENERGY LTD.

By:	/s/ W. Greg Dunlevy
W. Greg Dunlevy
Chief Financial Officer and Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement dated February 14, 2013.
5.1	Opinion of Conyers Dill & Pearman Limited
23.1	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)